Exhibit (b) (1)

EXECUTION VERSION

Apax VIII-A L.P. Third Floor, Royal Bank Place 1 Glategny Esplanade St Peter Port Guernsey GY1 2HJ Apax VIII-B L.P. Third Floor, Royal Bank Place 1 Glategny Esplanade St Peter Port Guernsey GY1 2HJ	Apax VIII-1 L.P. Third Floor, Royal Bank Place 1 Glategny Esplanade St Peter Port Guernsey GY1 2HJ Apax VIII-2 L.P. Third Floor, Royal Bank Place 1 Glategny Esplanade St Peter Port Guernsey GY1 2HJ

EQUITY COMMITMENT LETTER

May 23, 2013

Rhodes Holdco, Inc.

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Attn: Alex Pellegrini

Re:	Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Apax VIII-A L.P., Apax VIII-B L.P., Apax VIII-1 L.P. and Apax VIII-2 L.P. (collectively, the “Investors”), subject to the terms and conditions hereof, to purchase, or cause an assignee permitted by Section 9 of this letter agreement to purchase, directly or indirectly, equity securities of Rhodes Holdco, Inc., a Delaware corporation (“Parent”). It is contemplated that pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among Parent, rue21, inc., a Delaware corporation (the “Company”) and Rhodes Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Parent shall acquire the Company through the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

1.	Closing Commitment.

(a) Upon the terms and subject to the conditions set forth herein, the Investors hereby collectively commit to purchase for cash, or cause an assignee permitted by Section 9 of this letter agreement to purchase for cash, directly or indirectly, at the Closing an aggregate amount of $283,000,000 of equity securities of Parent (the “Closing Commitment”), solely for the purposes of allowing Parent (i) to fund the aggregate Merger Consideration and the amounts payable under Article IV of the Merger Agreement, (ii) to pay related fees and expenses upon the consummation of the Merger and the transactions contemplated by the Merger Agreement and (iii) to the extent required, to repay or cause to be repaid indebtedness of the Company and its Subsidiaries, in each case pursuant to and in accordance with the Merger Agreement (together, the “Required Payments”). The total obligation of the Investors to fund in connection with the Closing shall in no event exceed the Closing Commitment (or, in the case of each Investor, subject to the second sentence of Section 4 hereof, its Pro Rata Percentage (as such term is defined below) of such amount). The Investors may effect the purchase of equity securities of Parent directly or indirectly through one or more affiliated entities. The obligation of the Investors to fund any portion of the Closing Commitment may be reduced by the Investors (but not prior to immediately before the Effective Time) to the extent (and only to the extent) that Parent and/or Merger Sub does not require the full amount of the Closing Commitment (a) to make the Required Payments and would be able to make such Required Payments after such reduction and (b) to satisfy the conditions set forth in the Debt Financing Commitments. The obligation of the Investors to fund the Closing Commitment may be reduced by the Investors on a dollar for dollar basis for purchases of equity securities of Parent by an assignee permitted by Section 9 of this letter agreement that are actually made at the Closing; provided that no such action shall reduce the amount of the Closing Commitment or otherwise affect the obligations of the Investors under this letter agreement. In lieu of purchasing equity securities of Parent, any of the Investors may satisfy its Closing Commitment in whole or in part by the purchase, directly or indirectly, of debt securities of Parent only if the purchase of such debt securities does not and will not, directly or indirectly, cause or result in the failure of any condition to such Debt Financing Commitments.

(b) The Investors’ obligations under this letter agreement to fund the Closing Commitment are subject to (i) the Marketing Period having ended and the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, in each case, as contemplated by the Merger Agreement other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially contemporaneous satisfaction of such conditions, (ii) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement (including to the extent that the Company obtains, in accordance with the terms and subject to the satisfaction of the conditions set forth in Section 9.5 of the Merger Agreement, an order requiring Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the Closing Commitments of the Investors to be funded in connection with the consummation of the Merger) and (iii) unless the failure of the consummation of the Debt Financing has resulted from failure of the Investors to fund the Closing Commitment in violation of this letter agreement, the consummation of the Debt Financing pursuant to the Debt Financing Commitments prior to or substantially contemporaneously with, such funding by the Investors.

(c) The obligation of the Investors to fund, or cause the funding of, the Closing Commitment shall automatically and immediately terminate upon the earliest to occur of (i) the consummation of the Closing (at which time the obligation shall be discharged), (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the Company or any of its controlled Affiliates asserting in any litigation, (A) any claim under or action with respect to the Investors or (B) any other claim under or action against Parent or Merger Sub, in each case, in connection with this letter agreement, the Merger Agreement, the Debt Financing Commitments or any transaction contemplated hereby or thereby or otherwise relating thereto, other than, in the case of clauses (A) and (B) with respect to any Retained Claims. “Retained Claims” means (i) claims by the Company to enforce its rights under this letter agreement; (ii) claims by the Company to enforce its rights under the Termination Equity Commitment Letter; (iii) claims by the Company to enforce its rights under the Confidentiality Agreement or (iv) claims by the Company against Parent or Merger Sub relating to the Merger Agreement and the transactions contemplated thereby.

(d) In connection with the execution of the Merger Agreement, Parent has received a separate equity commitment letter (the “Termination Equity Commitment Letter”) from the Investors wherein the Investors have agreed that, subject to the terms and conditions set forth therein they will purchase, directly or indirectly, debt or equity securities of Parent in the amount set forth therein, which amount shall be used by Parent towards a portion of the Termination Obligations (as defined in the Termination Equity Commitment Letter).

2.	Confidentiality. Other than as required by Law or the rules of any national securities exchange, each of the parties agrees that it will not, nor will it permit its advisors or Affiliates to, disclose to any person or entity the contents of this letter agreement, other than to its advisors and Affiliates who are instructed to maintain the confidentiality of this letter agreement in accordance herewith; provided that, this letter may be provided to the Company and the Company may disclose this letter to (a) its Affiliates and representatives who are instructed to maintain the confidentiality of this letter agreement in accordance herewith, (b) if requested in discovery in connection with litigation relating to the Merger Agreement and the transactions contemplated thereby brought by Company stockholders, (c) in connection with proceedings seeking the enforcement of this letter agreement, and (d) to the extent required by Law.

3.

Enforceability; No Recourse. This letter agreement may only be enforced by Parent and Merger Sub; provided that, subject to the terms and conditions of the Merger Agreement, including, without limitation, Section 9.5 thereof, the Company is an express third party beneficiary of the rights of Parent under this letter agreement (and the Company, relying thereupon, shall have the right to enforce the terms of this letter agreement directly against the undersigned to the extent set forth in this paragraph as if the Company were a party hereto) solely (i) for the purpose of seeking specific performance of Parent’s right to cause the Investors’ obligations to fund the Closing Commitment and not for any other purpose (including, without limitation, any claim for monetary damages hereunder) and (ii) with respect to Section 6 of this letter agreement. This letter agreement does not give any person any remedy, recourse or right of recovery against, or contribution from any Investor Affiliate, through any of the Investors, Parent or Merger Sub except for (A) Parent’s and Merger Sub’s rights against the Investors under this letter agreement, including the right to cause the Investors to fund to Parent, or cause the funding to Parent of, the Closing Commitment and (B) the Company’s right to bring claims to enforce this letter agreement pursuant to this Section 3 of this letter agreement. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Investor Affiliate, as such, for any obligations of the Investors under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. For purposes of this letter agreement, the term “Investor Affiliate” means (i) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee, Affiliates or affiliated (or commonly advised) funds of any Investor, or (ii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or Affiliates of any of the foregoing.

4.	Relationship of the Parties. Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Investors under this letter agreement are solely contractual in nature and (c) the determination of each Investor was independent of each other. Notwithstanding anything to the contrary contained in this letter agreement, the liability of each of Apax VIII-1 L.P. or Apax VIII-2 L.P. shall become the liabilities of Apax VIII-A L.P. and Apax VIII-B L.P., on a joint and several basis, and Apax VIII-A L.P. and Apax VIII-B L.P., each of whom hereby agree to, and do, assume such liabilities, to the extent any of Apax VIII-1 L.P. or Apax VIII-2 L.P. fails to satisfy its obligations hereunder. Otherwise, the liabilities of each Investor shall be based upon its respective Pro Rata Percentage of the Closing Commitment or such lesser amount as may be required to be paid by the Investors in accordance with the terms hereof and the Merger Agreement. The “Pro Rata Percentage” of each Investor is as set forth below (subject to adjustment, provided, that in any event the total Pro Rata Percentage of the Investors (including any permitted assignee pursuant to Section 9 of this letter agreement) shall always equal 100%):

Apax VIII-A L.P.	50.56%
Apax VIII-B L.P.	49.23%
Apax VIII-1 L.P.	0.11%
Apax VIII-2 L.P.	0.10%

5.

Third Party Beneficiaries. This letter agreement is solely for the benefit of Parent and Merger Sub and, to the extent expressly provided in Section 3 of this letter agreement, the Company and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any person other than Parent and Merger Sub and, to the extent expressly provided in Section 3 of this letter agreement, the Company. In no event shall any of Parent’s creditors (other than the Company) have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement. For the avoidance of doubt, the Closing Commitment will be funded to Parent and under no circumstances will the Company be entitled to or seek that the Investors fund, or cause the funding, of the Closing Commitment directly to the Company.

6.	No Modifications. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and the Investors and the Company.

7.	Investor Representations and Covenants.

(a) Each Investor hereby covenants and agrees that it shall have the financial capacity to pay and perform its obligations under this letter agreement and all funds necessary for such Investor to fulfill its obligations under this letter agreement shall be available to such Investor for so long as such obligations shall remain in effect in accordance with the terms hereof. The Investors will use reasonable best efforts to cause Parent and Merger Sub to apply the funds received in accordance with Section 1 above in satisfaction of Parent’s and Merger Sub’s obligations under and in accordance with the Merger Agreement. Each Investor agrees that until the termination of the obligation of the Investors to fund, or cause the funding of, the Closing Commitment pursuant to Section 1: (i) such Investor and its Affiliates will not cause Parent or Merger Sub to file for any voluntary Reorganization Proceeding, (ii) such Investor will use reasonable best efforts to take necessary actions so that Parent and Merger Sub do not file for any voluntary Reorganization Proceeding, and (iii) such Investor will use reasonable efforts to oppose any involuntary Reorganization Proceeding, in each case with respect to Parent or Merger Sub (for the avoidance of doubt, in no event shall such efforts include the obligation to provide or expend funds that are not otherwise required to be provided or expended pursuant to this letter agreement). “Reorganization Proceeding” means any insolvency, bankruptcy, winding up, moratorium, receivership, dissolution, assignment, reorganization or other similar proceeding.

(b) In connection therewith, each Investor hereby represents and warrants that: (1) it has all organizational power and authority to execute, deliver and perform this letter agreement; (2) the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary organizational action by it; (3) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement; (4) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement; (5) there is not in existence any document, agreement, arrangement or understanding in relation to any aspect of the Equity Financing or this letter agreement to which any Investor, Parent, Merger Sub or any Investor Affiliate is a party which would prejudice the Parent’s or Merger Sub’s ability to pay or procure payment of the amounts payable to the Company pursuant to the Merger Agreement or such Investor’s ability to fund the Closing Commitment pursuant to this letter agreement; (6) the entering into of this letter agreement and/or committing the Closing Commitment to Parent and Merger Sub will not result in such Investor being in breach of any investment restriction or other obligation contained in its limited partnership agreements, any side letters related thereto, similar organizational documents or any Law, regulation, rule, order, judgment or contractual restriction binding on the Investor or its assets; and (7) such Investor has the financial capacity to pay and perform its obligations under this letter agreement and all funds necessary for such Investor to fulfill its obligations under this letter agreement shall be available to such Investor for so long as such obligations shall remain in effect in accordance with the terms hereof.

8.	Governing Law; Jurisdiction; Venue. THIS LETTER AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in the event any dispute arises out of this letter agreement or any of the transactions contemplated by this letter agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.6 of the Merger Agreement (it being understood that any notice to an Investor shall be delivered in the same manner as a notice to Parent as set forth therein). Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.	Assignment; Merger. This letter agreement is binding upon each Investor, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, Parent and

Merger Sub and their respective successors and permitted assigns. An Investor’s obligation to fund all or any portion of the Closing Commitment set forth herein may be assigned by any Investor to any other Investor or any equity co-investor and/or their respective Affiliates and affiliated funds; provided, however, that any such assignment shall not relieve any Investor of its obligations under this letter agreement (including its obligation to fund the Closing Commitment). Any transfer in violation of any provisions of this Section 9 shall be null and void.

10.	Counterparts; Entire Agreement. This letter agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense. This letter agreement, the Termination Equity Commitment Letter, the Merger Agreement (including the exhibits and schedules thereto), the Support Agreement, and the Confidentiality Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, proposals, undertakings, arrangements and understandings, whether written or oral, with respect thereto.

[Signature pages follow.]

* * * * * * *

If this letter agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

Apax VIII-A L.P.

By:	Apax VIII GP L.P. Inc.
Its:	General Partner
By:	Apax VIII GP Co. Limited
Its:	General Partner

By:	/s/ A W Guille

Name:	A W Guille

Title:	Director

By:	/s/ Denise Fallaize

Name:	Denise Fallaize

Title:	Director

Apax VIII-B L.P.

By:	Apax VIII GP L.P. Inc.
Its:	General Partner
By:	Apax VIII GP Co. Limited
Its:	General Partner

By:	/s/ A W Guille

Name:	A W Guille

Title:	Director

By:	/s/ Denise Fallaize

Name:	Denise Fallaize

Title:	Director

Signature Page to Equity Commitment Letter

Apax VIII-1 L.P.

By:	Apax VIII GP L.P. Inc.
Its:	General Partner
By:	Apax VIII GP Co. Limited
Its:	General Partner

By:	/s/ A W Guille

Name:	A W Guille

Title:	Director

By:	/s/ Denise Fallaize

Name:	Denise Fallaize

Title:	Director

Apax VIII-2 L.P.

By:	Apax VIII GP L.P. Inc.
Its:	General Partner
By:	Apax VIII GP Co. Limited
Its:	General Partner

By:	/s/ A W Guille

Name:	A W Guille

Title:	Director

By:	/s/ Denise Fallaize

Name:	Denise Fallaize

Title:	Director

Signature Page to Equity Commitment Letter

Accepted and agreed to as of the first date written above.

RHODES HOLDCO, INC.

By:	/s/ Alex Pellegrini
	Name:	Alex Pellegrini
	Title:	Vice President

Signature Page to Equity Commitment Letter

EXECUTION VERSION

Schedule A

Allocated to:	Closing Commitment
Apax VIII-A L.P.	$143,084,800
Apax VIII-B L.P.	$139,320,900
Apax VIII-1 L.P.	$311,300
Apax VIII-2 L.P.	$283,000

Total:	$283,000,000

A-1